October 13, 1995


Mr. Alex Grass
Chairman of the Board and
Chief Executive Officer
Super Rite Corporation
3900 Industrial Road
Harrisburg, Pennsylvania  17110

Dear Alex:

     Pursuant to Section 8.4 of the Agreement and Plan of Reorganization (the "Agreement"), dated as of June 26, 1995, by and between Richfood Holdings, Inc. ("Richfood"), and Super Rite Corporation ("Super Rite"), the Agreement shall be amended as follows:

Deletion of Certain Shareholders from Schedule 6.14

     Super Rite represents and warrants that John Harrison, Wilbur Shirey and Robert Anderson are not "affiliates" of Super Rite for purposes of Rule 145 under the Securities Act and Richfood and Super Rite agree that Harrison, Shirey and Anderson are deleted from Exhibit 6.14 to the Agreement ("Certain Super Rite Shareholders").

Restatement of Exhibit 6.8 to the Agreement

     Richfood and Super Rite agree that the restated Exhibit 6.8 attached hereto shall replace and supersede Exhibit 6.8 to the Agreement.

     Please indicate the assent of Super Rite to the foregoing by signing in your capacity as Chairman and Chief Executive Officer of Super Rite in the space provided below.

                                        RICHFOOD HOLDINGS, INC.


                                        /s/ Donald D. Bennett
                                        Donald D. Bennett
                                        Chairman of the Board and
                                        Chief Executive Officer


SEEN AND AGREED TO
AS OF OCTOBER 13, 1995:

SUPER RITE CORPORATION

/s/ Alex Grass
Alex Grass
Chairman of the Board and
Chief Executive Officer